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H98000000396
ARTICLES OF AMENDMENT

Article 1.          Name

The name of this Florida corporation is Diamond Bullet Merchandising, Inc.

Article 2.          Amendment

The Articles of Incorporation of the Corporation are amended so that the name of the Corporation is changed from Diamond Bullet Merchandising, Inc. to Magicworks Merchandising, Inc.

Article 3.          Date Amendment Adopted

The amendment set forth in these Articles of Amendment was adopted on the date shown below.

Article 4.          Shareholder Approval of Amendment

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.



Diamond Bullet Merchandising, Inc.


By:      /s/ Larry M. Turk
Print Name:  Larry M. Turk
Print Title:  President

Date:                      2/10/98


[FILED - 96 FEB 16 PM 3:32 - SECRETARY OF STATE - TALLAHASSEE, FLORIDA]


Corporate Creations International Inc.
8895 North Military Trail o  Suite 202D
Palm Beach Gardens FL 33410-6266
(561) 694-8107

H98000000396

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NAME CHANGED on 2/16/98
Old name was Diamond Bullet Merchandising, Inc.
New name: Magicworks Merchandising, Inc.